FOR IMMEDIATE RELEASE

      IMA Expects to Exceed Analysts' Third Quarter License Fee and Revenue
          Estimates with Lower than Expected EPS for the Third Quarter
                       Due to a One Time Settlement Charge

SHELTON, Conn. -- Oct. 6, 1998 -- Information Management Associates, Inc. (NASDAQ: IMAA) announced today that it expects to exceed analysts' estimates for license fee and total revenue for the third quarter ended September 30, 1998. IMA's preliminary estimates are that software license fees for the third quarter will exceed $8.5 million, and total revenues will exceed $15.5 million, representing growth over the third quarter of 1997 of more than 89% and 67% respectively. IMA estimates that EPS on a fully taxed basis for the third quarter will be in the range of $.03 to $.05 after the effect of a one-time settlement charge including settlement and legal fees of approximately $2.2 million, or $.14 on a fully taxed basis. The settlement is described below.

"We are very excited about exceeding total revenue and software license fee estimates in the third quarter," said Al Subbloie, president and CEO of IMA. "These results demonstrate the continuing positive trend that IMA is experiencing as a result of its expansion of sales and marketing. We are also pleased with the growth of our sales pipelines in both the domestic and international markets."

IMA also announced today that it has entered into a settlement agreement with Rockwell International Corporation and certain of its affiliates ("Rockwell") in connection with the pending litigation between Rockwell and IMA, relating to claims by Rockwell regarding IMA's provision of a call center solution to United States Cellular Corporation ("USCC"). Recently, Rockwell obtained a preliminary injunction, pending a full trial on the merits of its claims, preventing IMA from performing further work on the successful implementation of USCC's call center solution using IMA's software products and services. The preliminary injunction was based on Rockwell's claim that IMA received and was using certain project specific documents at USCC that were derived from Rockwell proprietary information that Rockwell had provided to USCC in connection with a Rockwell-USCC project. Although IMA contested any wrong doing and filed an appeal of the preliminary injunction decision, IMA decided to settle this matter quickly to enable it to resume its business relationship with USCC, which included an exercise of an option by USCC to license additional software for a fee of $1,750,000 in the third quarter. Under the terms of the settlement, the litigation has been dismissed and all claims by Rockwell relating to IMA's relationship with USCC have been released. IMA agreed to pay Rockwell $1,750,000 in four installments over one year.

IMA also announced that it will restate results for the second quarter to eliminate approximately $500,000 of services and maintenance revenues relating to a new source of annual service fees. Management does expect to recognize this revenue during the third and fourth quarters of 1998, with the maximum potential third quarter benefit being an addition to EPS of $.01 on a fully taxed basis. Restated revenues for the second quarter will be approximately $13.1 million and restated net income for the second quarter will be approximately $1.3 million. EPS for the second quarter on a fully taxed basis will be approximately $.08 per share versus $.12 per share which was previously reported.

A conference call for investors and analysts regarding this press release has been scheduled for Wednesday, October 7, 1998, at 9:00 a.m. est. You may obtain the number in order to participate on this call by calling (203) 925-6836.


About IMA
IMA is a global leader in front office customer interaction solutions for call centers used for sales, marketing and customer service. The company's Web- and CTI-enabled software helps companies maximize the revenue- and loyalty-generating potential of each customer contact. IMA is the choice of over 400 leading organizations including Bose Corporation, Dakotah Direct, Lloyds TSB Bank, Pacific Gas and Electric, SNET and Xerox. IMA has headquarters in Shelton, Conn., offices in Atlanta, Chicago, Frankfurt, Irvine, London, Melbourne and Paris, and representatives worldwide. More information about IMA's products and services can be found on the World Wide Web at www.imaedge.com, requested via e-mail at info@imaedge.com, or by calling 1-800-776-0462.

NOTE:    IMA and EDGE are registered trademarks of IMA.

Forward-Looking Statements
Except for the historical information contained in this announcement, the matters discussed in this announcement are "forward-looking statements" (as that term is used in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission (the SEC). In particular, IMA draws the reader's attention to the "Risk Factors" stated in the Company's Registration Statement on Form S-1 dated July 30, 1997 and its accompanying Prospectus, the Company's Quarterly Reports on Form 10-Q dated August 14, 1997, November 14, 1997, May 15, 1998, and August 14, 1998, the Company's Annual Report on Form 10-K dated March 30, 1998, as well as to the Company's periodic and current reports as they are filed with the SEC.

                                       ###

CONTACTS:    Press:                         Financial:
             Bob Ventresca                  Gary Martino, Chairman and CFO
             IMA                            IMA

                (203) 925-6878                              (203) 925-6800
                        bobv@imaedge.com